Exhibit (j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of EIC Value Fund and Quality Dividend Fund dated September 1, 2020, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information of EIC Value Fund and Quality Dividend Fund dated September 1, 2020, and to the incorporation by reference of our reports dated June 25, 2020 in Post-Effective Amendment No. 243 to the Registration Statement of FundVantage Trust (Form N-1A) (File No. 333-141120) on the financial statements and financial highlights of EIC Value Fund and Quality Dividend Fund (two of the portfolios constituting FundVantage Trust) (the “Funds”), included in the Funds’ Annual Reports to shareholders for the year ended April 30, 2020.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 28, 2020